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                                                                 EXHIBIT (e)(11)
                              AGREEMENT REGARDING
                 AMENDED AND RESTATED PHANTOM WORKING INTEREST
                 INCENTIVE PLAN OF HALLWOOD ENERGY CORPORATION
                 ---------------------------------------------

     THIS AGREEMENT is made and executed by and between Hallwood Energy Corporation ("HEC") and __________________________ ("Participant"),

                              W I T N E S S E T H:

     WHEREAS, HEC maintains the Amended and Restated Phantom Working Interest Incentive Plan of Hallwood Energy Corporation (the "Plan") and Participant is a participant in the Plan; and

     WHEREAS, HEC, Pure Resources, Inc. ("Pure") and Pure's indirect subsidiary, Pure Resources II, Inc. ("Pure II"), propose to enter into an Agreement and Plan of Merger pursuant to which Pure II will make a tender offer to purchase all the outstanding shares of common and preferred stock of HEC (the "Tender Offer"); and

     WHEREAS, upon the acceptance for payment of, and payment by Pure II for, any shares of common and preferred stock pursuant to the Tender Offer (the "Tender Offer Closing Date"), a Change of Control will occur pursuant to the Plan; and

     WHEREAS, to resolve any uncertainty regarding the amount of benefits due to Participant under the Plan as a result of a Change of Control resulting from the Tender Offer, the parties wish to enter into this Agreement, which will specify the amount of benefits payable to Participant as a result of such Change of Control, provide for early payment of a portion of such benefits and release HEC and its affiliates, successors and certain other persons from any and all liability related to the Plan;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

     1.   Agreement Regarding Plan Benefits.
          ---------------------------------

          (a) Participant and HEC agree that (i) if Participant is both an employee of HEC or a subsidiary of HEC and a participant in the Plan as of the date of a Change of Control (as defined in the Plan) directly resulting from the acceptance for payment of, and payment by Pure II for, any shares of common and preferred stock pursuant to the Tender Offer (a "Pure Change of Control") or (ii) if, after the date of this Agreement and prior to a Pure Change of Control, Participant's employment with HEC or a subsidiary of HEC is involuntarily terminated other than for Cause (as defined below), then subject to Section 1(b) hereof, Participant shall become entitled to receive from HEC an amount equal
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     to $___________ (the "Agreed Termination Value"). Participant agrees that he/she shall be entitled to receive no payments or benefits under the Plan, including but not limited to distributions pursuant to Sections 3.1 or 4.1 of the Plan or payment of any buy-out value pursuant to Section 3.2 of the Plan, other than the Agreed Termination Value. The Agreed Termination Value shall be paid in accordance with Section 1(b). For purposes of this Section, "Cause" shall mean (i) the continued failure by Participant to devote time and effort to the performance of Participant's duties as an employee consistent with his/her performance prior to the date of this Agreement, after written demand for improved performance has been delivered to Participant by HEC which specifically identifies how Participant has not devoted such consistent time and effort to the performance of his/her duties; or (ii) the willful engaging by Participant in misconduct which is materially injurious to HEC, monetarily or otherwise.

          (b) Fifty percent of the Agreed Termination Value shall be paid to Participant on the Tender Offer Closing Date. The remaining fifty percent of the Agreed Termination Value shall be paid to Participant on the 60th day following the Tender Offer Closing Date, provided Participant does not voluntarily terminate employment with HEC or an affiliate of HEC prior to such date other than by reason of death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), or unless such voluntary termination occurs within five days after an event giving rise to Just Cause. For this purpose, "Just Cause" shall mean a material reduction in Participant's salary from the level in effect immediately prior to a Change of Control or a change in the location of Participant's principal place of employment by HEC or an affiliate by more than 25 miles from the location where Participant was principally employed immediately prior to the date on which a Change of Control occurs.

     2.   Release of Claims.
          -----------------

          (a)  General Release.  In consideration for the payment of the Agreed
               ---------------
     Termination Value and the mutual promises and undertakings in this Agreement, Participant and Participant's family members, heirs, successors, and assigns (collectively the "Releasing Parties") hereby release, acquit, and forever discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that Participant or the other Releasing Parties, individually, collectively, or otherwise, may now or hereafter have or assert against (i) HEC, Pure, and Pure II; (ii) any corporation, general or limited partnership, or other entity affiliated with HEC, Pure, Pure II through common ownership; (iii) any officer, director, partner, trustee, fiduciary, agent, employee, representative, insurer, attorney, or any successors and assigns of the persons or entities just named; and (iv) the Plan (collectively the "Released Parties") related to or arising under the Plan or with respect to Participant's participation therein, including without limitation

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     any right to participate in or profit from any and all existing or future oil and gas reserves and production from existing or future wells of any of the Released Parties.

          (b)  Authority to Execute and Indemnification from Claims. Participant
               ----------------------------------------------------
     represents and warrants that Participant has the authority to execute this Agreement on behalf of all the Releasing Parties. Participant further agrees to indemnify fully and hold harmless HEC and any of the other Released Parties from any and all claims brought by the Releasing Parties or derivative of Participant's own relating in any manner to Participant's rights under the Plan, including the amount of any such claims HEC or any of the other Released Parties are compelled to pay, and the costs and attorney's fees incurred in defending against all such claims.

     3.   Effective Date and Term.  Participant understands that this Agreement
          -----------------------
will become effective and enforceable upon execution of this Agreement. This Agreement shall terminate, and none of the Released Parties nor Participant shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect if the Tender Offer Closing Date does not occur in accordance with the Agreement and Plan of Merger by and among HEC, Pure and Pure II.

     4.   Voluntary Agreement and Time for Consideration.  Participant
          ----------------------------------------------
acknowledges that Participant has read and fully understands all of the provisions of this Agreement. Participant further acknowledges that Participant's execution of this Agreement is knowing and voluntary, and that Participant has had a reasonable time to consider its terms.

     5.   Severability.  Any provision in this Agreement which is prohibited or
          ------------
unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     6.   Controlling Law.  This Agreement shall be governed by, and construed
          ---------------
in accordance with, the internal laws (and not the principles relating to conflicts of laws) of the State of Colorado.

     7.   Entire Agreement.  Participant acknowledges that none of the Released
          ----------------
Parties has made any promise or representation to Participant in consideration for Participant's execution of this Agreement that is not set out in this Agreement, and that in executing this Agreement Participant is not relying on any such promise or representation but instead is relying solely on Participant's own judgment.

     8.   Successors.  This Agreement shall be binding upon and shall inure to
          ----------
the benefit of HEC, any successor of HEC, and HEC's assigns.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of March, 2001.

                                   "PARTICIPANT"


                                   __________________________________________
                                   Name:__________________________


                                   HALLWOOD ENERGY CORPORATION


                                   By_______________________________________
                                     Name:___________________________
                                     Title:__________________________

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                                  SCHEDULE 1
             List of Participants Executing this Form of Agreement

William J. Baumgartner
George L. Brinkworth
Janet E. DeFur
John M. Genziano
Steven D. Hall
Connie D. Heath
Tim Inks
William H. Marble
Russell P. Meduna
John J. Moran
Cathleen M. Osborn
Michael M. Sagan
John A. Shives
Robert C. Van Vranken

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